Exhibit 99.1

Press Release

PORTAL SOFTWARE ANNOUNCES LETTER FROM NASDAQ

CUPERTINO, CA (November 13, 2002)—Portal Software, Inc., (NASDAQ: PRSF), a leading provider of billing and customer management software, announced that it received a NASDAQ staff determination letter dated November 6, 2002 indicating that the Company has not met the minimum bid price requirement for continued listing, as set forth in Marketplace Rule 4450(a)(5), and that the Company’s common stock is therefore subject to delisting from the NASDAQ National Market.

The Company has appealed this determination by requesting a hearing before a NASDAQ listing qualifications panel. According to NASDAQ rules, the hearing date will be set, to the extent practicable, within 45 days of the hearing request. During the hearing, Portal Software will present a comprehensive plan to address the pending delisting action. The Company has been advised that Nasdaq will not take any action to delist its stock pending the conclusion of that hearing. The NASDAQ National Market may accept or deny the Company’s appeal.

“We believe it is in the best interests of the stockholders and the Company to remain listed on a national market such as Nasdaq,” said John Little, CEO of Portal. “We are strong financially with minimal debt and we have made significant progress in executing our business plan even under the current poor economic conditions.”

Additional information about Portal Software, Inc. is available at the company’s web site, www.portal.com.

About Portal Software, Inc.

Portal Software develops product-based customer management and billing solutions for communications and content service providers. Portal’s convergent platform enables service providers to deliver voice, data, video, and content services with multiple networks, payment models, pricing plans, and value chains. Portal’s unique approach is designed to provide its customers superior return on innovation with maximum value and lower total cost of ownership. Customers include Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, Vivendi, and France Telecom.